Exhibit 10.1

Addendum to the employment agreement [No. 2]

Att:

Mr. Pascal RONDE

On Grenoble, on 2 October, 2018

Dear Sir,

In your capacity as Senior Vice-President, Global Customer Group, you are directly involved in the good advancement of LTX-Credence's integration within the Cohu group.

Your presence within our group is therefore essential to favor the best integration possible considering your experience and your knowledge of the competencies and the company's challenges.

Despite the fact that the terms and conditions of your current employment contract with our company, LTX-Credence France, remains applicable, we will however like to offer you the possibility to benefit from a retention incentive, provided that all the cumulative conditions as set forth below are met on 30 November 2020:

1.     Your employment contract shall not be suspended on that date, for any cause whatsoever except for a leave of more than 30 cumulative days that started prior than 30 November 2020,

2.     You shall not be on notice on this date, and

3.     You shall have satisfactorily achieved annual management objectives as defined by the CEO and as approved by the Cohu Compensation Committee, and consistent with Cohu’s Management Incentive Plan ("MIP") for the Fiscal Year 2019 and Fiscal Year 2020 plans. The notion of “Satisfactory achievement” means total attainment that is not less than the average attainment of all other executives participating in the MIP. The terms and conditions of the objectives and the Cohu MIP will be communicated to you in a separate document.

Your retention incentive will be constituted by two (2) components:

1.     An accelerated vesting, on 30 November 2020, of your then unvested restricted stock units as may be outstanding under the 2010 LTX-Credence Stock Plan or the Cohu, Inc. 2005 Equity Incentive Plan (the “Plans”) , and

2.     An exceptional bonus of a gross amount corresponding to six (6) months of your then monthly gross base salary, payable on the first regular pay period after November 30, 2020.

Moreover, it has been agreed to initiate discussions as from June 2020 in relation to a potential mutual termination of your employment contract, provided that you would maintain your willingness to leave our company in December 2020.

The English version of this agreement is provided for information purposes, solely; in case of differences between the French and English versions, only the French version shall prevail.

This agreement shall have no legal effect whatsoever unless and until the Merger with Cohu, Inc. is closed.

/s/ Luis Müller

Luis Müller

President and CEO

Cohu, Inc.

I hereby confirm that I accept the terms and conditions of this retention incentive as detailed above.

/s/ Pascal Rondé

Pascal Rondé

Addendum to the Employment Agreement [No. 1]

BETWEEN THE UNDERSIGNED:

LTX-Credence France

A limited liability corporation, with a share capital of 200,000 euros, the registered office of which is located at 60 rue des Berges, Miniparc Polytec, B®timent Tramontane, 38000 Grenoble, registered with the Commercial Registry of Grenoble under the number 323 859 074.

Represented for the purposes hereof by Mr. David Tacelli, duly empowered.

Hereinafter referred to as the “Company”,

On the one hand,

AND

Mr. Pascal RONDE,

Residing at [__________], [__________],

Hereinafter referred to as the “Employee”,

On the second hand,

Together referred to as the “Parties”.

WHEREAS:

The Employee has been hired by the Company under an indefinite-term employment agreement dated December 19, 2011 to perform the duties of Vice President, Global Field Operations, with the executive status.

The Company proposed to the Employee the position of Senior Vice President, Global Customer Team, which the latter has accepted under terms and conditions defined in this addendum.

The Parties agree that the Employee will keep the seniority acquired within the Company as from his hiring date, i.e. January 16, 2012.

THE PARTIES HAVE THEREFORE AGREED AS FOLLOWS:

ARTICLE 1 – JOB TITLE, FUNCTIONS AND DUTIES

1.1. The Employee is employed by the Company in the capacity of Senior Vice President, Sales and Global Customer Team, with the executive status, position III C, coefficient 240.

In the frame of the duties assigned to him, the Employee will in particular be in charge of:

• Global sales

• Global business development

• Global applications support

• Global Field Service, including P&L responsibility;

and such other duties or tasks within the Employee’s functions and qualifications without same being considered a modification of his Employment Agreement.

From a legal standpoint, the employee shall be under the hierarchical supervision of the President of the Company, currently Mr. Michael Goldbach.

However, from an operational standpoint, the Employee shall report to David Tacelli, Chief Executive Officer and President of LTX-Credence Corporation, or to any other Manager designated by the Company for this purpose.

The Employee shall perform his duties to the best of his ability and shall abide by all policies and procedures of the group, as amended on a regular basis.

ARTICLE 2 – DURATION OF AGREEMENT

This Addendum will be in force, for an indefinite duration, as of the date hereof.

ARTICLE 3 – TERMINATION OF THE EMPLOYMENT CONTRACT

• In case of termination or suspension of the Employment Agreement dated December 19, 2011 for whatsoever reason (resignation, dismissal, retirement, long term sick leave, etc.), the Employee shall return to the Company upon his leaving any documents or equipment belonging to the Company.

• Moreover, if Employee’s employment is terminated by the Company except in the case of gross or wilful misconduct, the Employee shall be entitled to receive the following, all subject to Employee entering into a settlement agreement with the Company:

(A) a termination indemnity equal to one (1) year of gross base salary as stipulated in Article 4 of the Employment Agreement entered into on December 19, 2011, which indemnity shall be inclusive of the dismissal or retirement indemnity which might be due in accordance with the applicable Collective

Bargaining Agreement;

(B) a pro rata portion of Employee’s targeted annual bonus (referenced in Section 4.2 of the Employment Agreement entered into on December 19, 2011) depending on his presence over the year of his effective departure; and

(C) a gross amount equal to Employee’s targeted annual bonus.

ARTICLE 4 – PREVIOUS AGREEMENT

This addendum is amending the Articles 1, 3, and 17 of the Employee’s Employment Agreement signed on December 19, 2011.

The other provisions of the Employee’s Employment Agreement which are not otherwise modified by the present addendum remain in force and applicable.

ARTICLE 5 – GOVERNING LAW – COMPETENT COURT

This addendum is governed by French law, both with respect to its performance and its termination. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.

ARTICLE 6 – LANGUAGE

The definitive version of this addendum that binds the Parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail.

In duplicate.

At

On 26/04/2014

Bon Pour Accord

/S/ David G. Tacelli

For the Company

David Tacelli *

Duly empowered

Bon Pour Accord

/S/ Pascal Rondé

The Employee

Pascal Rondé *

(*) Signature to be preceded by the hand-written words “Bon pour accord” (Valid for an agreement)

Employment Agreement

BETWEEN THE UNDERSIGNED

LTX-Credence France

A limited liability corporation, with a share capital of 200,000 euros, the registered office of which is located at 60 rue des Berges, Miniparc Polytec, B®timent Tramontane, 38000 Grenoble, registered with the Commercial Registry of Grenoble under the number 323 859 074.

Represented for the purposes hereof by Mr. David Tacelli, duly empowered.

Hereafter referred to as the "Company", OF THE FIRST PART,

Mr. Pascal Ronde,

Residing at [_____________________], [_____________],

Hereafter referred to as the "Employee", OF THE SECOND PART.

IT HAS BEEN AGREED AS FOLLOWS:

The Company hereby employs the Employee, who accepts, under the general conditions provided by the National Collective Bargaining Agreement of Metallurgy, Engineers and Executives, and under the specific conditions defined hereinafter, subject to the results of the pre-hiring medical exam.

ARTICLE 1 - JOB DESCRIPTION

The Employee is employed by the Company in the capacity of Vice President, Global Field Operations, with Executive status, position III C, coefficient 240.,●

In the frame of the duties assigned to him, the Employee will in particular be in charge of:

- Global sales

- Global business development

- Global applications;

and such other duties or tasks within the Employee's functions and qualifications without same being considered a modification of his Employment Agreement.

From a legal standpoint, the employee shall be under the hierarchical supervision of the President of the Company, currently Mr. Michael Goldbach.

However, from an operational standpoint, the Employee shall report to David Tacelli, Chief Executive Officer and President of LTX-Credence Corporation, or to any other Manager designated by the Company for this purpose.

The Employee shall perform his duties to the best of his ability and shall abide by all policies and procedures of the group, as amended on a regular basis.

ARTICLE 2 - FREEDOM OF EMPLOYMENT

The Employee formally declares that he is not bound to any other company, that he has left his previous employer free from all obligations and that he is not presently subject to any non-competition clause whatsoever.

Any false statement in this respect would subject the Employee to liability for damages, in particular pursuant to Article L., 1237-3 of the French Labor Code.

ARTICLE 3 - DURATION OF AGREEMENT

This Employment Agreement is entered into for an indefinite duration as from January 16, 2012.

The first four (4) months of actual work shall be considered a trial period, which may be renewed once for three (3) months with the Employee prior written approval, during which either of the parties may terminate the Employment Agreement without indemnities, subject to the notice period provided by the Collective Bargaining Agreement or legal provisions.

After the expiration of this trial period, and except in case of gross misconduct, willful misconduct or force majeure, the party who wishes to terminate the Employment Agreement must notify the other party by registered letter with return receipt requested, subject to the notice period provided by the Collective Bargaining Agreement or legal provisions.

ARTICLE 4 - REMUNERATION

4.1 The Employee shall be paid, in remuneration for his activity, an annual gross base salary of two hundred and seventy thousand Euros (€ 270,000), which shall be paid to him in twelve (12) monthly installments in accordance with the Company's normal procedures.

4.2 The Employee, at the discretion of the Company, may also receive an annual bonus, the amount and granting of which will be contingent upon achievement of objectives, which will be calculated according to the modalities defined in the LTX-Credence Corporation Executive Bonus Plan which will be communicated shortly to the Employee.

It is expressly agreed between the parties that the Company can unilaterally modify the Employee's targets for each new fiscal year provided that the Employee is informed of his new when they are determined in accordance with the group's procedure.

4.3 All the elements of remuneration cited above shall be subject to deduction of the Employee share of social security, supplement retirement, invalidity and death, and unemployment insurance contributions, and C.S.G. and C.R.D.S.

4.4 It is expressly agreed that any premium or bonus that may be granted by the Company shall not be part of the remuneration and shall always remain a revocable grant.

ARTICLE 5 - PLACE OF WORK

The Employee's principal place of work shall be at the registered office of the Company.

The parties expressly agree that the place of performance of the Employee's job duties may be changed requiring the Employee to work elsewhere in France in accordance with the needs of the Company, which change may not be considered as a modification of the Employment Agreement. The Employee expressly accepts such provision.

In addition, it is expressly understood and agreed that the Employee will have to frequently travel in the framework of the duties assigned to him, in France and abroad.

ARTICLE 6 - WORKING TIME

It is expressly understood and agreed that the Employee's remuneration, as defined in Article 4 above, which was agreed upon in light of both the special nature of the functions assigned to the Employee and the importance of his responsibilities, will remain independent of the time that the Employee, who benefits from the largest autonomy in the organization of his work time, will devote to the performance of his functions.

In light of both his remuneration and the importance of his responsibilities, the Employee shall be considered as a managing executive ("cadre dirigeant") in accordance with the provisions of article L. 3111-2 of the French Labor code and therefore he will not be governed by most of mandatory provisions on working hours.

ARTICLE 7 - BUSINESS EXPENSES

Travel expenses, hotel expenses, etc., as well as all other professional expenses shall be reimbursed to the Employee, in conformity with the Company's expense reimbursement policy in force at the time the expenses have been made.

ARTICLE 8 - COMPANY VEHICLE

In accordance with the car policy currently in effect within the Company, the Employee will be granted a gross monthly car allowance of nine hundred Euros (€ 900) in order to cover his automobile expenses, which are related to the use of his personal vehicle for professional reasons. The Employee undertakes to subscribe to an insurance policy and to regularly pay the premiums so that the Company's liability shall never be incurred on the basis of the Employee's use of his personal vehicle.

In the event that the Company wishes to abandon the current policy of providing a car allowance, it hereby reserves the right to adopt the system of either the granting of a company car or the reimbursement of automobile expenses on the basis of the automobile expense rates established by the tax administration depending on the actual category of personal vehicle used.

ARTICLE 9 - PAID VACATION

The Employee shall be entitled to paid vacation as provided by law, the period of which shall be determined by agreement with the Management, taking business requirements into account.

All earned and accrued vacation shall be taken no later than the year following the reference year in which it is accrued, except with the Company's written permission.

ARTICLE 10 - SICKNESS

In case of incapacity to work due to sickness or accident, the Employee shall advise the Company as of the first working day of absence. In addition, the Employee shall be obliged to justify his incapacity by submitting a medical certificate to the Company, at the latest within 48 hours of his absence.

ARTICLE 11 – NON COMPETITION

In the event this Agreement is terminated by either of the parties, for any reason whatsoever, the Employee expressly undertakes not to enter the service of another firm manufacturing or selling products or services that could compete with those of the Company, to create in France for himself a firm of the same type or to participate directly or indirectly therein in any capacity.

For this purpose, the Employee undertakes, in particular, for any product or service that might compete with the Company's products or services, not to visit or contact the Company's clients or to deal with any individual or company that was a client of the Company and with whom the Employee was in contact at any time during the duration of his Employment Agreement.

It is expressly agreed that this clause is limited to ( i) a period of one (1) year as from the date of the Employee's actual departure from the Company and (ii) to the companies Teradyne and Advantest anywhere in the world including any entity within both groups and which activity is the same as that of the LTX-Credence group.

During this period of non-competition, the Employee will receive a monthly gross indemnity corresponding to 5/1oths or 6/10ths as the case may be, of the gross base monthly salary, calculated on the average of the twelve (12) months preceding the termination of his Agreement, it being understood that this indemnity will be subject to social security contributions.

It is agreed that, in any case, the Company shall be entitled to reduce the duration of the period of application of this non-competition clause, or to waive this clause, provided however that it informs the Employee thereof by registered letter with return receipt requested within the eight (8) days following notification of the termination of the Employment Agreement.

Given the extreme sensitiveness of the know-how and technical and commercial information to which the Employee has access in the framework of his functions and the extremely competitive nature of the Company’s activities, the parties expressly agree on the necessity of this non-compete obligation in order to protect the Company's legitimate interests.

Moreover, the Employee understands that, in light of his training, this provision does not hinder his capacity to find a new position.

ARTICLE 12 - EXCLUSIVITY

The Employee undertakes to devote all his work time and effort for the exclusive benefit of the Company and he may therefore not exercise any other professional activity throughout the duration of this Employment Agreement without the prior written express approval of a legal representative of the Company.

ARTICLE 13 - CONFIDENTIALITY

The Employee shall not, directly or indirectly, either during the period of his employment or after the termination of his Employment Agreement, give, procure or supply, in any manner whatsoever, to any person, firm, association or company, the name or address of any client of the Company, or any trade secret or confidential information concerning the business of the Company, its customers, and its personnel, except with the written authorization of a representative of the Company.

ARTICLE 14 - NON-SOLICITATION UNDERTAKING

The Employee undertakes, for a period of one (1) year as from the date of his actual departure from the Company:

-

not to propose to any person who was, at the time of the Employee actual departure or during the twelve (12) months preceding his departure, an employee of the Company, or to attempt by any means, directly or indirectly, to persuade or incite this person to accept another employment or to leave the Company;

not to hire any person who was an employee of the Company, at the time of the Employee actual departure or during the twelve (12) months preceding this departure, or to have him hired by a third party with whom the Employee has business relations.

ARTICLE 15 - PENALTY CLAUSE

Any violation of the provisions stipulated in Articles 11 (non-competition), 12 (exclusivity), 13 (confidentiality) and 14 (non-solicitation) above shall be sanctioned by the payment of an indemnity at least equal to the remuneration received by the Employee during the last six (6) months of the existence of this Employment Agreement, although the Company reserves the right to prove a greater prejudice and to obtain the cessation of the violation and due compensation by all legal means.

ARTICLE 16 - INTELLECTUAL PROPERTY/INVENTIONS

In accordance with the provisions of Article L. 611-7 of the French Code of Intellectual Property, if, while performing his duties, which include an inventive mission, or as part of a study or research specifically entrusted to him by the Company, the Employee produces a patentable or non-patentable invention or creates any drawings, models, methods, programs, formulae or processes relating to the activities, projects or research of the Company and which may be protected by law, all intellectual and/or industrial property rights resulting therefrom shall belong to the Company as of right.

The Employee further acknowledges that for all the other inventions, created either (i) in the performance of his duties, or (ii) in the field of activity of the Company, or (iii) by using knowledge or technologies or specific methods of the Company or information provided by the Company, the Company is entitled to have assigned the ownership of, or obtain a license to, all or parts of the rights in the patent protecting the invention.

However, if the Employee produces an invention or creates any of the items referred to above without any help from the Company, such invention or item being unrelated to the activities, projects or research of the Company, the resulting intellectual and/or industrial property rights shall belong to the Employee.

In accordance with the provisions of Articles R. 611-1 and seq. of the Intellectual Property Code, the Employee must promptly inform the Company of any invention made during his Employment Agreement.

ARTICLE 17 - TERMINATION OF THE EMPLOYMENT CONTRACT

In case of termination or suspension of this Employment Agreement for whatsoever reason (resignation, dismissal, retirement, sick leave, etc.), the Employee shall return to the Company upon his leaving the Company any documents or equipment belonging to the Company.

Moreover, if Employee's employment is terminated by the Company except in the case of gross or willful misconduct, the Employee shall be entitled to receive a termination indemnity equal to one (1) year of gross base salary as stipulated in Article 4 of the present Agreement which indemnity shall be inclusive of the dismissal or retirement indemnity which might be due in accordance with the applicable Collective Bargaining Agreement. The payment of such indemnity is subject to the Employee entering into a settlement agreement with the Company.

ARTICLE 18 - GOVERNING LAW - COMPETENT COURTS

This Employment Agreement is governed by French law, both with respect to its performance and its termination. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.

ARTICLE 19 - LANGUAGE

The definitive version of this Agreement that binds the parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail.

Signed in duplicate. At On December 19, 2011 /S/ David G. Tacelli	Handwritten: “Read and approved, valid for an employment contract.” /S/ Pascal Rondé
For the Company David Tacelli Duly empowered	The Employee Pascal Rondé *